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EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2000, relating to the financial statements, which appears in Biospherics Incorporated Annual Report on Form 10-KSB for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
March 14, 2000